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                                                                 EXHIBIT 3.03
                                    RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                         FIREARMS TRAINING SYSTEMS, INC.

                    PURSUANT TO SECTION 245(C) OF THE GENERAL
                    CORPORATION LAW OF THE STATE OF DELAWARE

         FIREARMS TRAINING SYSTEMS, INC., (the "Corporation"), a corporation organized and existing under the General Corporation Law of the State of Delaware, does hereby cause this Restated Certificate of Incorporation to be filed, which certificate restates and integrates and does not further amend the provisions of the Corporation's Certificate of Incorporation as heretofore amended or supplemented, and says that there is no discrepancy between those provisions and the provisions of the restated certificate.

         FIRST: The name of the corporation (hereinafter called the "corporation") is FIREARMS TRAINING SYSTEMS, INC.

         SECOND: The address, including street, number, city and county of the registered office of the corporation in the state of Delaware is 100 West Tenth Street, City of Wilmington, County of New Castle; and the name of the registered agent of the corporation in the State of Delaware at such address is the Corporation Trust Company.

         THIRD: The nature of the business and of the purposes to be conducted and promoted by the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

         FOURTH: The corporation is authorized to issue three classes of shares to be designated respectively as Preferred Stock, Class A Common Stock and Class B Nonvoting Common Stock. The total number of shares of Preferred Stock the corporation shall have authority to issue shall be 200,000, $.10 par value, and the total number of shares of Class A Common Stock the corporation shall have the authority to issue shall be 68,060,000, $.000006 par value, and the total number of shares of Class B Non-voting Common Stock the corporation shall have the authority to issue shall be 2,200,000, $.000006 par value.

         Each holder of Class A Common Stock shall be entitled to one vote for each share held of record on all matters on which stockholders generally are entitled to vote, and holders of Class B Non-voting Common Stock shall have and possess no voting rights whatsoever except as may be explicitly imposed by statute in particular situations.

         Each and every share of Class A Common Stock and Class B Non-voting Common Stock shall be in every respect identical and entitled to share and share alike without preference or discrimination in all rights, advantages, benefits, privileges, dividends, rights on distribution and winding up except as to voting powers which as aforementioned shall be vested in the holders of the Class A Common Stock.

         Each holder of Class B Non-voting Common Stock is entitled to convert at the holder's election and at any time any or all of such holder's Class B Non-voting Common


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Stock into shares of Class A Common Stock at the rate of one share of Class B
Non-voting Common Stock for one share of Class A Common Stock.

         The Preferred Stock may be issued from time to time in one or more series pursuant to a resolution or resolutions providing for such issue duly adopted by the Board of Directors (authority to do so being hereby expressly vested in the Board). The Board of Directors is further authorized to determine or alter the voting powers, full or limited, and other rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock and to fix the number of shares of any series of Preferred Stock and the designation of any such series of Preferred Stock. The Board of Directors, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series of Preferred Stock, may increase or decrease (but not below the number of shares of any such series then outstanding) the number of shares of any such series subsequent to the issuance of shares of such series.

         On November 1, 1996, (i) each share of Class A Common Stock, par value $.00001 per share ("Existing Common Stock"), issued and outstanding at such time shall be changed into and become, without further stockholder action, 1.66 shares of Class A Common Stock, par value $.000006 per share ("New Class A Common Stock") and (ii) existing certificates representing shares of Existing Common Stock shall thereupon and thereafter represent the same number of shares of New Class A Common Stock and certificates evidencing additional shares of the New Class A Common Stock reflecting the additional whole shares of New Class A Common Stock issuable as a result of the 1.66 for one stock split and cash in lieu of any fractional shares resulting from such split at the rate of $3.25 per share shall be distributed as promptly as practicable to the stockholders of record after the close of business on November 1, 1996.

         FIFTH: The name and mailing address of the incorporator are as follows:

                                 John W. Roberts
                             Roberts & Cousins, P.C.
                               3001 Summer Street
                                  P.O. Box 3860
                               Stamford, CT 06905

         SIXTH: The corporation shall have perpetual existence.

         SEVENTH: After the adoption of the initial by-laws of the corporation by the incorporator, and thereafter, the Board of Directors is expressly authorized to make, alter and repeal the by-laws, which authorization shall not divest or limit the power of the stockholders to adopt, amend or repeal the by-laws.

         EIGHTH: The Board of Directors of the corporation is hereby divided into three (3) classes designated Class I, Class II and Class III, with every director initially designated to a class. The terms of office of the directors of each class shall expire in successive years, and thereafter directors in each class shall be elected for a term of three


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years, so that in each year the term of office of the directors of one class shall expire. The initial term of each office of each Class I director shall expire on the day of the next annual meeting of stockholders at which Directors are elected to this Board, the initial term of office of each Class II director shall expire at the annual meeting of stockholders held one year thereafter, and the initial term of office of each Class III director shall expire at the annual meeting of stockholders held two years thereafter. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain or attain, if possible an equal number of directors in each class, but in no case will a decrease in the number of directors shorten the term of any incumbent director. If such equality is not possible, the increase or decrease shall be apportioned among the classes in such a way that the difference in the number of directors in any two classes shall not exceed one. Elections of directors need not be by written ballot unless the by-laws of the corporation shall so provide.

         NINTH: The books of the corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the by-laws of the corporation.

         TENTH: The corporation reserves the right to amend, alter, change or repeal any provision contained in this certificate of incorporation in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

         ELEVENTH: No director shall be personally liable to the corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (a) for any breach of the director's duty of loyalty to the corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) pursuant to Section 174 of the Delaware General Corporation Law, or (d) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of this Article ELEVENTH by the stockholders of the corporation shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

         The corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts in connection with such action, suit or proceeding, in accordance with the laws of the State of Delaware, and to the full extent permitted by such laws except as the by-laws of the corporation may otherwise provide. Such indemnification shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, including insurance purchased and maintained by the corporation, both as to action in his or her official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a


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director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

         TWELFTH: In accordance with Section 203(b)(3) of the General Corporation Law of Delaware, the restrictions of Section 203 of the General Corporation Law of Delaware, which pertain to business combinations with interested stockholders and related matters, shall not apply to the corporation or to its interested stockholders (as defined in the General Corporation Law of Delaware).

         IN WITNESS WHEREOF, Firearms Training Systems, Inc. has caused this Certificate to be signed by Peter A. Marino, its President and Chief Executive Officer and attested to by David A. Apseloff, its Assistant Secretary, this 23rd day of December, 1996.


                                          Firearms Training Systems, Inc.



                                          By:  /s/ Peter A. Marino
                                             ---------------------------------
                                             Name:  Peter A. Marino
                                             Title: President and Chief
                                                        Executive Officer


ATTEST:



By: /s/ David A. Apseloff
   ---------------------------------
   Name:  David A. Apseloff
   Title: Assistant Secretary